Exhibit 21.1

SUBSIDIARIES OF SCORPIO TANKERS INC.

Name of Subsidiary	Jurisdiction of Incorporation
Noemi Shipping Company Limited	Marshall Islands

Senatore Shipping Company Limited	Marshall Islands

Venice Shipping Company Limited	Marshall Islands

STI Highlander Shipping Company Limited	Marshall Islands

STI Gladiator Shipping Company Limited	Marshall Islands

STI Matador Shipping Company Limited	Marshall Islands

STI Harmony Shipping Company Limited	Marshall Islands

STI Heritage Shipping Company Limited	Marshall Islands

STI Conqueror Shipping Company Limited	Marshall Islands

STI Spirit Shipping Company Limited	Marshall Islands

Sting, LLC	Delaware